CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-28739) pertaining to the Concero, Inc. 1996 Stock Option/Stock Issuance Plan and the Concero, Inc. Employee Stock Purchase Plan, in the Registration Statement (Form S-8 No. 333-59873) pertaining to the Concero, Inc. 1996 Stock Option/Stock Issuance Plan, and in the Registration Statement (Form S-8 No. 333-42472) pertaining to the Concero, Inc. 1996 Stock Option/Stock Issuance Plan, the Concero, Inc. 2000 Non-Officer Stock Option/Stock Issuance Plan and the Concero, Inc. Employee Stock Purchase Plan of our report dated January 19, 2001, with respect to the consolidated financial statements and schedule of Concero, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Austin, Texas
March 26, 2001